CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (“Agreement”), dated as of the _____ day of December, 2009, by and among GLOBAL AXCESS CORP., a Nevada corporation (the “Borrower”), and SUNTRUST BANK, a Georgia banking corporation (“Lender”).

STATEMENT OF PURPOSE

WHEREAS, Borrower desires to borrow funds from Lender, and Lender has agreed to make loans and extend certain credit to Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1          Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower including without limitation obligations arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, deposit accounts, certificates of deposit, rights to tax refunds and tax refund claims, insurance premium rebates, monies due or recoverable from pension funds, and any and all credit insurance, guaranties, or security therefor.

“Affiliate” means, with respect to a Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means (a) with respect to an Affiliate of Borrower or any Subsidiary thereof, the power to vote fifty percent (50%) or more of the securities or other equity interests, of such Person having ordinary voting power; (b) with respect to an Affiliate of Lender, the power to vote eighty percent (80%) or more of the securities or other equity interests of a Person having ordinary voting power; or (c) with respect to any Person, the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Term Loan Commitment Amount hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Agreement” means this Credit and Security Agreement, as amended or supplemented from time to time.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Borrower” means Global Axcess Corp. and its successors and assigns.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers and records indicating, summarizing, or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Business” shall mean the business that Borrower operates from time to time during the term in which any of the Obligations are owed to Lender.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Tampa, Florida are open for the conduct of their commercial banking business.

“Capital Lease” means any lease of any property by a Person or any Subsidiary thereof at any time as lessee that would, in accordance with GAAP, be required to be classified or accounted for as a capital lease on a consolidated balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease, the amount of the obligation of a Person or any Subsidiary thereof that would, in accordance with GAAP, appear on a balance sheet of such Person as a liability in respect of such Capital Lease.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Article IV shall be satisfied or waived in all respects in a manner acceptable to Lender.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Collateral” means all assets of Borrower, whether now existing or hereafter arising, including without limitation each of the following personal property assets:

(a)	the Accounts,
(b)	Borrower’s Books,
(c)	the Equipment,
(d)	the General Intangibles,
(e)	the Inventory,
(e)	the Negotiable Collateral,
(f)	the Investment Property,
(g)	any other personal property,
(h)	any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender, and

(i)
the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower’s Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Investment Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

The Collateral expressly excludes any real estate owned by Borrower.

“Credit Facility” means the loan facility established pursuant to Article II hereof.

“Debt” means, with respect to any Person, all liabilities, obligations and indebtedness (including subordinated indebtedness) of such Person for borrowed money, whether now or hereafter owing or arising and whether primary, secondary, direct, fixed or otherwise and whether matured or unmatured, including without limitation: (a) all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments; and (b) all other obligations which are treated as liabilities under GAAP.

"Debt Service" means the sum of (a) all principal payments paid by Borrower on Funded Debt plus (b) Interest Expense, each determined for such fiscal quarter and the preceding three fiscal quarters.

“Debt Service Coverage Ratio” means as of any fiscal quarter end of Borrower, the ratio calculable by dividing (a) (net income plus depreciation and interest expense less withdrawals and dividends) by (b) (Long Term Debt and Interest Expense).

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” means, at the option of Lender, a rate equal to eighteen percent (18.00%) per annum; provided, however, the Default Rate shall never exceed the highest non-usurious rate allowed under Applicable Law.

“Disputes” shall have the meaning set forth in Section 9.7(b).

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EBIDA” means Net Income plus Interest Expense, depreciation expense and amortization expense, each determined for such fiscal quarter and the prior three fiscal quarters. EBIDA will be adjusted for Lender approved non-cash charges.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of Borrower or any current or former ERISA Affiliate.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equipment” means all of Borrower’s present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, vehicles (including motor vehicles and trailers), tools, parts, goods, wherever located, including (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who is a member of a group which is under common control with Borrower, who together with Borrower is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

“Event of Default” means any of the events specified in Section 8.1, provided that any requirement for passage of time, giving of notice, or any other condition, including Borrower’ right to cure, has been satisfied.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Final Maturity Date of the Term Loan” means the first to occur of (a) the termination of the Credit Facility in accordance with Section 8.2(a), or (b) January 31, 2012.

“Financial Contract” means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement executed in connection with hedging the interest rate exposure of Borrower under this Agreement, and any confirming letter executed pursuant to such financial contract, all as amended or modified.

“Fiscal Year” means the fiscal year of Borrower ending on December 31.

“Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, (3) all obligations under capital leases and (4) all other obligations upon which interest charges are customarily paid.

“GAAP” means Generally Accepted Accounting Principles.

“General Intangibles” means all of Borrower’s present and future general intangibles and other personal property, including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogues, and deposit accounts, insurance premium rebates, tax refunds, and tax refund claims.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or other political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Interest Expense” means, for any period, total interest expense of Borrower (including without limitation, interest expense attributable to Capital Leases, whether capitalized or expensed during such period) determined on a consolidated basis in accordance with GAAP for such fiscal quarter and the prior three fiscal quarters.

“Inventory” means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods and spare parts, wherever located.

“Investment Property” means all of Borrower’s securities, now owned or hereafter acquired by Borrower and, in any event, including without limitation all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts.

“Lender” means SunTrust Bank.

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property whether or not such interest shall be contingent on future events or circumstances, including but not limited to, with respect to any asset, any mortgage, lien, pledge, charge, security interest, consignment or bailment or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, and each other document, instrument and agreement executed and delivered by Borrower in connection with this Agreement, all as amended, modified or supplemented from time to time.

“Loan” means the Term Loan made to Borrower pursuant to Section 2.1.

“Material Adverse Change” means a change, event or other occurrence that produces a Material Adverse Effect.”

“Material Adverse Effect” means an adverse change in Borrower or in any Subsidiary that materially increases the credit risk on the Loan to an unacceptable level as determined by Lender in its sole discretion.

“Material Contracts” means any (a) contract or agreement, written or oral, of Borrower which individually generates an amount equal to or greater than five percent (5%) of the revenue of Borrower as of the end of December 31, 2009, (b) contract or agreement not referred to above the cancellation or non-renewal of which could reasonably be expected to have a Material Adverse Effect; and (c) contract or agreement with Food Lion, LLC or any of its Affiliates.

“Monetary Default” shall have the meaning set forth in Section 8.1(a) below.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six (6) years.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit, notes, drafts, instruments, Investment Property, security entitlements, securities, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Income” means, for any period, the net income (or loss) of Borrower determined in accordance with GAAP for such period; provided that there shall be excluded from such net income the net income of any Person not a Wholly-owned Subsidiary of Borrower.

“Net Worth” means Assets minus Liabilities as defined by GAAP.

“Non-Monetary Default” shall have the meaning set forth in Section 8.1(b) below.

“Note” means the Term Note made by Borrower payable to the order of Lender evidencing the Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of the Loan; (b) the interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loan; (c) all other payments and other amounts due to Lender under the Loan Documents including without limitation all amounts due by Borrower to Lender under any Financial Contract; and (d) all other fees (including reasonable attorney’s fees) and other amounts to reimburse or indemnify Lender for disbursements incurred in connection with the protection of the Collateral and the enforcement of its rights hereunder, in each case under or in respect of this Agreement, the Note or any of the other Loan Documents.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 6.14(a).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of Borrower or any of their current or former ERISA Affiliates.

“Permitted Liens” means the liens permitted by Section 7.9.

“Permitted Protest” means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment diligently and in good faith.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Related Party Receivables” means all amounts due from related entities (including without limitation affiliates, subsidiaries, shareholders and officers).

“Security Documents” means the collective reference to this Agreement, any UCC-1 Filings, and each other agreement or writing pursuant to which Borrower pledges or grants or otherwise evidences a security interest in the Collateral securing the Obligations.

“Solvent” means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) does not reasonably believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature, and (c) is not insolvent within the meaning of the federal bankruptcy laws, Title 11, U.S.C. Section 101(32).

“Stamp and Other Taxes” shall have the meaning ascribed to this term in Section 3.7(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock, partnership interest or other equity interests is at the time, directly or indirectly, owned by such Person.

“Tangible Net Worth” means shareholders’ equity minus intangible assets and Related Party Receivables.

“Term Loan” means the loan made by Lender pursuant to Section 2.1 hereof.

“Term Loan Commitment Amount” shall have the meaning ascribed to it in Section 2.1(a).

“Term Note” means the promissory note issued by Borrower to Lender evidencing the Term Loan.

“Termination Date” means the date when all Loan and other Obligations hereunder are paid in full with no further possibility of advances hereunder.

“Wholly-owned” means a Subsidiary all of the shares of the capital stock or other ownership matters of which are, directly or indirectly, owned or controlled by Borrower and/or one or more of its Wholly-Owned Subsidiaries.

SECTION 1.2          General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Jacksonville time” shall refer to the applicable time of day in Jacksonville, Florida. An Event of Default shall “continue” or be “continuing” until such Event of Default has been either cured by Borrower or waived in writing by the Lender. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

SECTION 1.3           Other Definitions and Provisions.

(a)           Use of Capitalized Terms. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement. Any capitalized terms not specifically defined herein shall have the meaning ascribed to such term under GAAP.

(b)           Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
CREDIT FACILITY

SECTION 2.1          Term Loan. With respect to the Term Loan, and subject to the terms and conditions of this Agreement, Lender agrees to make a Term Loan to Borrower on the Closing Date in such principal amount as Borrower shall request up to, but not exceeding, the Term Loan Commitment Amount.

(a)           Maximum Term Loan Amount. Subject to the terms and conditions of this Agreement, Borrower may borrow One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) (“Term Loan Commitment Amount”).

(b)           Requests for Borrowings. Borrower acknowledges that all advances under this Term Loan credit facility will be made and funded at Closing and are evidenced by a Term Note, which shall be in the form of Exhibit A hereto (the “Term Note”), executed by Borrower payable to the order of Lender, representing Borrower’s obligation to pay Lender the Term Loan Commitment Amount, plus interest and all other fees, charges and other amounts due thereon. The Term Note shall bear interest as set forth in Subsection (d) below.

(c)           Disbursement of Loan. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of the Term Loan in immediately available funds as set forth in the Loan Closing Statement executed by Borrower on the Closing Date.

(d)           Interest. The aggregate principal balance of the Term Note hereunder, or any portion thereof, shall bear a fixed rate of interest per annum as set forth in the Term Note. Interest will be computed and payments made in accordance with the provisions of Article III below.

(e)           Use of Proceeds. Borrower shall use the proceeds of the Term Loan to refinance $1,200,000 of existing subordinated debt owed to Edward Ashurian, Renaissance Capital, Lock Ireland, and Valfrid E. Palmer.

(f)           Repayment of Loan/Amortization. Borrower shall repay the Term Loan over 25 months, beginning January 31, 2010, with 25 equal monthly payments of principal plus accrued interest, payable on the same day of each consecutive month, with the final payment to be made on January 31, 2012, to also include accrued and unpaid interest and any other amounts owed, due and payable on the Final Maturity Date of the Term Loan. Assuming that the full Term Loan Commitment Amount is disbursed at Closing, the principal plus accrued interest amortization schedule will consist of monthly payments of $35,943.53 each month. In the event that a lesser amount is disbursed at Closing, the amortization schedule will be adjusted to reflect the lesser amount of borrowings under the Term Loan, and Lender will provide a revised amortization schedule.

(g)           Maturity. Borrower shall repay the outstanding principal amount of the Term Loan in full, together with all accrued but unpaid interest thereon and any other outstanding Obligations related thereto, on the Final Maturity Date of the Term Loan.

ARTICLE III
GENERAL LOAN PROVISIONS

SECTION 3.1          Interest.

(a)           Interest Rate Payments and Interest and Fee Computation. Interest on the Loan shall be payable in arrears on the thirty-first (31st) day of each calendar month for interest accrued the prior month, commencing with the month of January, 2010. All interest rates, fees and other commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed. Principal payments on each Loan shall be paid as provided in Article II hereof, at the time any interest payment is being made, if any, until maturity.

(b)           Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall, at Lender’s option, promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender will not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

SECTION 3.2            Mandatory Repayment for Over-commitments. If at any time the outstanding principal amount of the Loan exceeds the Aggregate Commitment, Borrower shall repay immediately upon notice from Lender, by payment to Lender for the account of Lender, the Loan in an amount equal to such excess. During the Loan amortization period for any Loan hereunder, any repayment of the Loan shall be applied to the last payments due thereunder in reverse order. Each such repayment shall be accompanied by accrued interest on the amount repaid.

SECTION 3.3            Collateral and Creation of Security Interest.

(a)           Grant of Security Interest. Borrower hereby grants to Lender a continuing security interest in all of its currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations of Borrower and to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. The security interests of Lender in the Collateral shall attach to all of the Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral outside of the ordinary course of business without the prior written consent of Lender. The Collateral also includes other assets of the same class or classes hereafter owned by or acquired by Borrower. Lender shall have a security interest in all such after acquired assets and all parts, accessories, attachments, additions, replacements, accessions, substitutions, increases, profits, income, distributions, proceeds and products of or to the foregoing Collateral together with all Borrower’s Books relating thereto in any form.

(b)           Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

(c)           Collection of Accounts, General Intangibles and Negotiable Collateral. At any time, upon the occurrence and continuance of an Event of Default, Lender or Lender’s designee may (i) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Lender or that Lender has a security interest therein, and (ii) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the loan account. Upon the occurrence and continuance of an Event of Default, Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any collections that it receives and, upon the request of Lender, immediately deliver said collections to Lender in their original form as received by Borrower.

(d)           Delivery of Additional Documentation Required. At any time upon the request of Lender, Borrower shall execute and deliver to Lender all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title (other than motor vehicles which shall not be deliverable until there is an Event of Default), applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender reasonably may request, in form satisfactory to Lender, to perfect and continue perfection of the Liens of Lender in the Collateral pledged by Borrower, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

(e)           Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or lenders designated by Lender) as Borrower’s true and lawful attorney, with power to (i) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in subsection (d) above, sign the name of Borrower on any of the documents described in subsection (d) at any time that an Event of Default has occurred and is continuing or upon the occurrence a Material Adverse Change, (ii) at any time that an Event of Default has occurred and is continuing (A) sign Borrower’s name on any invoice or bill of lading relating to any account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (B) send requests for verification of Accounts, (C) endorse Borrower’s name on any collection item that may come into Lender’s possession, (iii) at any time that an Event of Default has occurred and is continuing or upon the occurrence of a Material Adverse Change , (A) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (iv) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligation to extend credit hereunder is terminated.

SECTION 3.4             Term Loan Fee. Borrower shall pay, or shall have paid, to Lender on the Closing Date, a nonrefundable commitment fee for the Term Loan equal to Six Thousand and 00/100 Dollars ($6,000.00).

SECTION 3.5           Manner of Payment. Unless otherwise provided in the Note, each payment by Borrower on account of the principal of or interest on the Loan or of any commission or other amounts payable to Lender under this Agreement or the Note shall be made not later than 1:00 p.m. (Jacksonville time) on the date specified for payment under this Agreement to Lender, at Lender’s office set forth in Section 9.3 hereof, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p. m. (Jacksonville time) on such day shall be deemed a payment on such date for the purposes of determining if an Event of Default has occurred under Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Jacksonville time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to Section 3.1, if any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 3.6           Crediting of Payments and Proceeds. In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 8.2(a), all payments received by Lender upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by Borrower hereunder, including payment of any amounts due Lender in respect of reimbursements or indemnification for disbursements incurred by Lender in connection with the enforcement of its rights hereunder, arbitral awards or final judgments awarded to Lender in connection with any disputes or other indemnity obligations hereunder, then to all Lender’s fees then due and payable, then to all commitment and other fees and commissions relating hereto then due and payable, then to accrued and unpaid interest on the Note, then to the principal amount of the Note, in that order.

SECTION 3.7            Taxes.

(a)           Certain Taxes. Borrower shall pay any and all present or future stamp, registration, documentary or recording fees or taxes or any other similar fees or charges, or excise or property taxes (other than excise and property taxes to which Lender would have been subject in the absence of this Agreement), levies of the United States or of any state or political subdivision or applicable foreign jurisdiction, which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loan, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (such taxes are hereinafter referred to as the “Stamp and Other Taxes”).

(b)           Indemnity. Borrower shall indemnify Lender for the full amount of Stamp and Other Taxes (including, without limitation, any Stamp and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.7) paid by Lender and any liability (including, to the extent resulting from late payment by Borrower or any Subsidiary thereof, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not any such Stamp and Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor, which demand shall include the calculation of the Stamp and Other Taxes to be reimbursed.

(c)           Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.7 shall survive the payment in full of the Obligations and the termination of the Credit Facility.

SECTION 3.8           Termination of Credit Facility. The Credit Facility shall terminate and all outstanding Obligations shall be paid in full on the earliest of (a) the Final Maturity Date of the Term Loan, (b) the date of termination pursuant to Section 8.2(a), or (c) any early prepayment of the Loan and termination of the Credit Facility by Borrower.

ARTICLE IV
CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1            Closing. The closing shall take place at the offices of Lender in Jacksonville, Florida, at 10:00 a.m. local time on December _____, 2009, or on such other date as the parties hereto shall mutually agree.

SECTION 4.2            Conditions to Closing. The obligation of Lender to close under this Agreement and to make the Loan is subject to the satisfaction of each of the following conditions which must be satisfied prior to Closing:

(a)           Executed Loan Documents and Other Agreements. The following documents shall have been duly authorized, executed and originals thereof delivered by Borrower in form and substance reasonably satisfactory to Lender, and each of such documents shall each be in full force and effect and no Event of Default shall exist thereunder:

(i)          this Agreement;
(ii)         the Note;
(iii)        the Loan Closing Statement; and
(iv)        the certificates described in Sections 4.2(c)(i) and (ii) and 4.2(e)(ii).

To the extent any of the Schedules to this Agreement are not delivered at Closing, Lender shall not be obligated to fund the Loan until such schedules are delivered.

(b)           Collateral.

(i)           Filings and Recordings. UCC-1 Filings and any and all filings and recordations that are necessary to perfect the security interests of Lender in the Collateral shall have been executed and delivered to Lender for filing in all appropriate locations and Lender shall have received evidence satisfactory to Lender that upon such filing or recording such security interests shall constitute valid and perfected first priority Liens therein subject only to Permitted Liens.

(ii)           UCC-11 Searches. Lender shall have received the results of UCC-11 searches of all filings made against Borrower and its Subsidiaries, under the Uniform Commercial Code as in effect in the state or jurisdiction where Borrower is organized within the United States, indicating among other things that the assets of Borrower and its Subsidiaries are free and clear of any Lien, except for liens that are being terminated on or prior to Closing or Permitted Liens.

(iii)           Insurance. Lender shall have received certificates of insurance and certified copies of insurance policies in the form required under Section 6.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to Lender.

(c)           Closing Certificates and Opinions; etc.

(i)           Certificate of Borrower. Borrower shall deliver to Lender a certificate from Borrower dated as of the Closing Date, in form and substance satisfactory to Lender, certifying on behalf of Borrower that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct; that Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that Borrower has satisfied each of the closing conditions to be satisfied thereby which has not been waived by Lender.

(ii)           Certificate of Secretary of Borrower. Lender shall have received a certificate of the secretary or assistant secretary of Borrower certifying on behalf of Borrower that attached thereto is a true and complete copy of the articles of incorporation of Borrower and all amendments thereto certified by the Secretary of State of Nevada; that attached thereto is a true and complete copy of the bylaws of Borrower; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower, authorizing the Loan contemplated hereunder; and as to the incumbency and genuineness of the signature of each officer of Borrower executing Loan Documents to which Borrower is a party.

(iii)           Certificates of Good Standing. Lender shall have received certificates of good standing from the jurisdiction of incorporation of Borrower and any Subsidiaries of Borrower reasonably required by Lender and, to the extent requested by Lender, certificates of authority to do business from each jurisdiction where Borrower and such Subsidiaries are authorized to do business which shall be deemed to include any jurisdiction where the failure to be so qualified would cause a Material Adverse Effect to Borrower.

(d)           Consents; Defaults; Adverse Changes; Litigation.

(i)           Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

(ii)           Permits and Licenses. All permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by Borrower and its Subsidiaries shall have been obtained and remain in full force and effect.

(iii)           No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents, or the consummation of the transactions contemplated hereby or thereby, or which, in Lender’s discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement, and such other Loan Documents.

(iv)           No Material Adverse Change. There shall not have occurred any Material Adverse Change in the business, results of operations, prospects, properties or financial condition of Borrower or of Borrower and its Affiliates or Subsidiaries taken as a whole since December 31, 2008.

(v)            No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(vi)           Litigation. There shall not be any pending litigation threatened against or affecting Borrower or its Subsidiaries that would materially affect the financial condition of Borrower or its Subsidiaries.

(e)           Financial Matters.

(i)           Financial Statements and Tax Returns. Lender shall have received (A) certified unaudited financial statements for the Borrower for the two months ended February 28, 2009, and certified by its chief financial officer, treasurer or controller; and (B) such other financial information as may be reasonably requested by Lender.

(ii)           Fee Payment at Closing. There shall have been paid by Borrower to Lender the fees set forth or referenced in Section 3.4 as well as all costs, fees, and expenses incurred by Lender in connection with the transactions contemplated hereby, including, without limitation, attorneys’ fees, documentation fees, appraisal fees, environmental report fees, lien search fees, and title insurance fees, and any other accrued and unpaid fees or commissions due hereunder, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)           Miscellaneous.

(i)           Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender. Lender shall have received copies of all other instruments and other evidence as Lender may reasonably request, in form and substance satisfactory to Lender, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(ii)           Other Documents. Borrower shall have delivered to Lender such other documents, certificates and opinions as Lender may reasonably request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce Lender to enter into this Agreement and Lender to make the Loan, Borrower hereby represents and warrants to Lender that:

SECTION 5.1          Organization, Powers, etc. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority to own properties and assets and carry on its business as now conducted and proposed to be conducted, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary, including the State of Florida and the State of Nevada, and (iv) has the power and authority to execute and deliver, and to perform all obligations under this Agreement and the other Loan Documents.

SECTION 5.2          Authorization of Loan. The execution, delivery and performance of the Loan Documents by Borrower (a) have been duly authorized by all requisite action and (b) will not (i) violate any provision of law, any governmental rule or regulation, any order, writ, judgment or decree or Articles of Incorporation or Bylaws of Borrower or any agreement or other instrument to which Borrower is a party or by which it or any of its properties or assets is bound, (ii) be in conflict with, result in a breach of or constitute a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower other than as permitted by the terms hereof. This Agreement is, and the other Loan Documents when delivered hereunder will be legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

SECTION 5.3          Agreements. As of the date of this Agreement, Borrower is not in default of performance, observance or fulfillment of any of the material obligations, covenants, or conditions contained in any Material Contract or other material agreement to which it is a party.

SECTION 5.4          Financial Statements. The financial statements described in Section 4.2(e) and other financial information which Borrower has heretofore delivered or caused to be delivered to Lender in connection with the loan transaction are complete and correct and fairly presents the financial condition of Borrower and the results of its operations and transactions. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower as of the date of delivery of such information to Lender which are not reflected therein. Since December 31, 2008, there has been no material adverse change in the financial condition of Borrower or any Subsidiary. All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved except as indicated in the notes thereto.

SECTION 5.5           Litigation, etc. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the knowledge of Borrower, threatened against or affecting Borrower which, if adversely determined, would materially adversely affect the financial condition of Borrower. Borrower is not in default under (1) any order, writ, injunction, award, or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Borrower or its assets or (2) any indenture, mortgage, contract, agreement or any other undertaking or instrument to which it is a party or by which any of its properties may be bound, and nothing has occurred which materially adversely affects Borrower's ability to perform its obligations under any such order, writ, injunction, award or decree or any such indenture, mortgage, contract, agreement or other undertaking.

SECTION 5.6           Tax Returns and Tax Payments. Borrower has filed or caused to be filed all Federal, state, and local tax returns that are required to be filed by law (including, but not limited to, all income, franchise, employment, property and sales tax returns) and has paid or caused to be paid all taxes shown on such returns or on any assessment received by it, to the extent that such taxes have become due.

SECTION 5.7           Good and Marketable Title. Borrower has good and marketable title to all of its assets, subject to no Liens, except as set forth in the Financial Statements of Borrower which Borrower has previously provided to Lender. Assets pledged as security for the Loan contemplated under this Agreement are free and clear of all Liens except for the Lien in favor of Lender granted pursuant to this Agreement and other Loan Documents.

SECTION 5.8            Use of Loan. The proceeds of the Loan, to the extent disbursed to third parties on the Closing Date as instructed by Borrower, are being used exclusively for the purpose set forth in Article 2 of this Agreement.

SECTION 5.9            Communication with Accountants. Borrower authorizes Lender to engage in reasonable communication directly with Borrower’s independent certified public accountant (“CPA”) and authorizes the CPA to disclose to Lender any information as Lender may reasonably request from time to time related to or relevant to any documentation prepared by such CPA and provided to Lender with respect to Borrower’s business and financial condition. Lender shall treat information so obtained as confidential and shall use reasonable efforts to notify Borrower of Lender’s direct communication with the CPA within a reasonable time thereafter.

SECTION 5.10          Lender's Influence. Borrower acknowledges and agrees that Lender has not exercised or attempted to exercise, directly or indirectly, any degree of control or influence of any kind whatsoever over the internal business operations or financial affairs of Borrower or its subsidiaries. Borrower acknowledges and agrees that Lender has not acted as a business, investment or financial consultant or advisor to Borrower or its Subsidiaries.

SECTION 5.11          Purpose, No Margin Stock. Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of, the Federal Reserve System) and none of the proceeds from the loans contemplated by this Agreement will be used to purchase or carry any margin stock or to engage in any other violation of Regulations T, U, or X of the Board of Governors. This Agreement and the Loan Documents and the obligations described herein and therein are executed and incurred for business purposes and not consumer purposes and all proceeds of Lender's advances, loans and/or other financial accommodations to Borrower shall be used exclusively in Borrower's business and for no other purpose.

SECTION 5.12           Lender's Relationship. Nothing contained herein creates or is intended to create any type of joint venture or partnership between Lender and Borrower, and the execution and consummation of this Agreement and Loan Documents and the transactions contemplated therein do not and shall not constitute or amount to a joint venture or partnership.

SECTION 5.13           Governmental Approvals. Borrower has obtained and will continue to obtain all governmental approvals, including but not limited to, approvals required by any federal, state, county, or municipal statute, regulation, or ordinance required to fulfill any obligations required pursuant to this Agreement or the Loan Documents.

SECTION 5.14            Title to Assets. Borrower has valid and legal title to all of its personal property and assets constituting Collateral, including, but not limited to, those reflected on the balance sheet of Borrower delivered pursuant to Section 4.2(e), except those which have been disposed of by Borrower subsequent to such date which dispositions have been in the ordinary course of business. Such assets are owned free and clear of any Liens except Liens which will be released at Closing, and Liens created in favor of Lender.

SECTION 5.15             Collateral.

(a)           Accounts. The Accounts are bona fide existing obligations created in connection with the rendition of services to Account Debtors by Borrower in the ordinary course of Borrower’s business, unconditionally owed to Borrower and, to its knowledge, without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. Borrower has not received notice of bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Account.

(b)           Contracts. All of Borrower’s Material Contracts are listed on Schedule 5.16(b), copies of which have been provided to Lender.

(c)           Equipment. All of the Equipment is used or held for use in Borrower's businesses and is fit for such purposes.

(d)           Inventory Records. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory.

(e)           Location of Chief Executive Office; FEIN. The chief executive and principal business office of Borrower and the place where all business records, inventory records and Borrower’s Books are kept is located at 7800 Belfort Parkway, Suite 165, Jacksonville, Florida 32256, and Borrower’s FEIN is set forth on Schedule 5.16(e).

(f)           Ownership Investment Property. Borrower’s Investment Property is as set forth on Schedule 5.16(f) hereto. Borrower owns its Investment Property free and clear of any encumbrances, liens, or claims thereon.

(g)           Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of Borrower and furnished to Lender was, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to Lender by Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the credit worthiness of Borrower or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. Borrower is not aware of any facts which have not been disclosed in writing to Lender which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16           Survival of Representations and Warranties. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement or any borrowing hereunder.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless consent has been obtained in the manner provided for in Section 9.6, Borrower agrees to perform, deliver or take such other action as stated below:

SECTION 6.1           Obligations and Taxes.  In addition to the Obligations, Borrower shall pay from time to time as the same shall become due and payable, the full amount of all taxes of every nature and kind, including without limitation, documentary stamps taxes and intangible taxes as well as all of the tax-related interest and penalties due on the Note, and any other indebtedness and liabilities in accordance with customary trade practices. Borrower further agrees to indemnify and hold Lender harmless from and against any and all documentary stamp taxes, intangible taxes and interest and penalties thereon assessed in connection with any loan transaction subject to this Agreement. Borrower shall pay when due all taxes, license fees, assessments and other liabilities and charges, except as shall be contested in good faith by appropriate proceedings being diligently prosecuted; provided that with respect to such contested matter, Borrower shall have created adequate reserves against its possible liability thereunder; and provided, further, that if Lender shall notify Borrower that in its reasonable opinion, by non-payment of any such matters the Collateral or any part thereof will be subject to immediate loss or forfeiture, any such taxes, assessments or charges shall be promptly paid by Borrower.

SECTION 6.2            Preservation of Existence. To the extent that the same are necessary for the proper and advantageous conduct of the business of Borrower, do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its corporate existence and all material rights, licenses and permits necessary to the conduct of its business, and conduct and operate its business in substantially the same manner as presently conducted and operated, including but not limited to maintaining Borrower’s qualification to do business in all jurisdictions where its ownership of property or nature of business requires such qualifications.

SECTION 6.3            Insurance. Borrower shall procure and maintain hazard insurance coverage, business interruption insurance coverage, general liability insurance coverage, and worker’s compensation insurance coverage in such amounts and with such loss deductible amounts as are at least equal to the amounts reflected on the certificates of insurance attached hereto as Schedule 6.3, with either the same insurers as are shown on such certificates or other insurers of at least equal financial stature and reputation. Each such policy shall name Lender as loss payee and contain a clause or endorsement satisfactory to Lender that such policy may not be cancelled or altered and Lender may not be removed as loss payee without at least thirty (30) days’ prior written notice to Lender. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that Borrower will not be deemed co-insurers under applicable insurance laws, regulations, policies or practices. Borrower hereby assigns and grants to Lender a security interest in any and all proceeds of such policies and, upon the occurrence of an Event of Default and continuously thereafter, authorize each insurance company to pay all such proceeds directly and solely to Lender and not to Borrower and Lender jointly.

SECTION 6.4            Notice of Default. Borrower shall immediately notify Lender in writing upon the happening, occurrence, or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide Lender with a detailed statement by a responsible officer of Borrower, of all relevant facts and the action being taken or proposed to be taken by Borrower with respect to remedying the Event of Default.

SECTION 6.5            Litigation Notice. Borrower shall give Lender prompt written notice of any action, suit or proceeding at law or in equity or before any governmental instrumentality or other agency, including any investigation by any governmental instrumentality or any other agency, the outcome of which might adversely affect the operations or financial condition of Borrower.

SECTION 6.6            Access to Premises and Inspections. At any time during normal business hours and as often as Lender may reasonably request, Borrower shall permit or arrange for any authorized representative designated by Lender to visit and inspect the principal office and operations of Borrower, any of the other offices or properties of Borrower, including, without limitation, the Collateral, the corporate books of Borrower, and to discuss the affairs, finances, and accounts of Borrower as may be reasonably requested by Lender.

SECTION 6.7            Continued Assistance. Promptly, from time to time as Lender may reasonably request, Borrower shall execute, acknowledge, deliver, file, register, deposit, or record any and all further instruments, agreements, and documents, whether to continue, preserve, renew, record or perfect Lender’s interest in the Collateral, as well as the priority thereof.

SECTION 6.8     Compliance With Laws. Borrower shall comply with all Laws, rules, ordinances, and regulations to which it may be subject promulgated by any Governmental Authority and applicable to Borrower, unless contested by Borrower as permitted by law.

SECTION 6.9     Maintenance of Accounts/Treasury Management Relationship. Borrower shall place on deposit with Lender all of its deposit accounts, making Lender its primary depository relationship.

SECTION 6.10   Change of Name. Borrower shall provide Lender with thirty (30) or more days prior written notice of the nature of any intended change in its legal or trade name or the location of any facility where any of the Collateral may be located and when such change or use shall become effective.

SECTION 6.11   Fiscal Year. Borrower shall not change its fiscal year without the express written consent of Lender.

SECTION 6.12   Accounting, Financial Statements of Borrower. Borrower shall deliver to Lender, copies of the following:

(a)          Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of fiscal quarter, internal combined financial statements of Borrower including its Subsidiaries as of the close of such fiscal quarter, including a profit and loss statement and balance sheet, for such fiscal quarter and that portion of the Fiscal Year then ended, all in reasonable detail and prepared by Borrower using GAAP applied on a basis consistent with that of the preceding period, and certified by the chief financial officer, treasurer or controller of Borrower to present fairly in all material respects the financial condition of Borrower and its Subsidiaries as of their respective dates and the results of operations of Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.

(b)          Annual Financial Statements. As soon as practicable and in any event:

(i)           Within one hundred fifty (50) days after the end of each Fiscal Year, reviewed financial statements of Borrower (including its Subsidiaries) as of the close of such Fiscal Year, including a profit and loss statement, balance sheet, reconciliation of net worth, and statement of cash flows of such entities for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and prepared by an independent certified public accounting firm acceptable to Lender on a GAAP basis, applied on a basis consistent with that of the preceding year and certified as true and correct by the chief financial officer, treasurer or controller of Borrower.

(ii)          As soon as filed but in no event later than ten (10) days from the date of filing thereof, the federal income tax return, including all schedules, of Borrower and its Subsidiaries.

(c)          Other Reports. On a quarterly basis, within forty-five (45) days after the end of each fiscal quarter, an aged list of accounts receivable and an aged list of accounts payable, all in reasonable detail as may be required by Lender. Promptly upon receipt thereof, copies of all other detailed reports (if any) (including, without limitation, any management letters) submitted to Borrower by independent certified public accountants in connection with each annual or interim audit or review of the books of Borrower by such accountants.

(d)          Other Financial Information. Such other information regarding the operations, business affairs and financial condition of Borrower as Lender may reasonably request.

SECTION 6.13   Financial Covenants. Borrower will take measures to ensure that the ratios set forth below are met, and will not:

(a)          Tangible Net Worth. At the end of each quarter beginning with the quarter ended March 31, 2009, allow Borrower’s Tangible Net Worth to be less than $9,000,000.00.

(b)          Debt Service Coverage Ratio. As of the end of any fiscal quarter of Borrower during the term of the Credit Facility, permit the Debt Service Coverage Ratio of Borrower on a combined basis to be less than 1.25x tested annually.

SECTION 6.14   Certain Notices and Certificates. Borrower will provide the following:

(a)          Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 6.12(a), (b) or (c) and at such other times as Lender shall reasonably request, but in no event less than quarterly, a certificate of the chief executive officer or chief financial officer (or controller or treasurer) of Borrower in the form of Exhibit B attached hereto (an “Officer’s Compliance Certificate”).

(b)          Notice of Litigation and Other Matters. Prompt (but in no event later than five (5) Business Days after Borrower obtains knowledge thereof) telephonic and written notice of:

(i)           any event which makes any of the representations set forth in Article V inaccurate in any material respect (provided that all Schedules must be updated by Borrower only at each fiscal quarter end by forwarding any such updates to Lender with the applicable Officer’s Compliance Certificate);

(ii)          any proposed amendment, change or modification to, or waiver of any provision of, or any termination of, any Material Contract which could reasonably be expected to have a Material Adverse Effect on Borrower; and

(iii)         any material adverse change in Borrower’s financial position and the nature of such change.

SECTION 6.15   Continuation and Investigation. The warranties and representations of Borrower contained in this Agreement are and shall remain correct and complete until the Loan is paid in full, and any request by Borrower for a disbursement under the Loan shall constitute an affirmation that the representations and warranties set forth in this Agreement remain correct and complete as of the date of that request. All representations and warranties made to Lender by or on behalf of Borrower in connection with this Agreement may be relied upon by Lender notwithstanding any independent investigation made by or on behalf of Lender.

SECTION 6.16   Maintenance of Properties. Borrower shall maintain or cause to be maintained in good repair (in as good a condition as presently exists reasonable wear and tear expected), working order, and condition, all properties, whether tangible, personal or real, used or useful in its business(s) and from time to time will make or cause to be made all appropriate repairs, renewals, improvements and replacements thereof so that the business carried on in connection therewith may be properly and advantageously conducted at all times. To the extent that Borrower leases any of its Places of Business it shall maintain and keep current at all times all leases for said places of business, unless a Landlord Waiver and Estoppel has been provided.

SECTION 6.17   Collateral Assurances. If at any time counsel for Lender is of the reasonable opinion that any portion of the Obligations is not secured or will or may not be secured by a first priority lien (other than Permitted Liens) on the Accounts, then after written notice of such opinion from Lender, do all things and matters necessary to assure to the reasonable satisfaction of counsel for Lender that any part of the Obligations then existing or thereafter to be created is secured or will be secured as contemplated by this Agreement.

SECTION 6.18   Further Assurances. Make, execute and deliver such additional and further acts, things, deeds, reports and instruments all as Lender may reasonably require to document and consummate the transactions contemplated hereby or to enable Lender to obtain the information that Borrower is required to provide to Lender, whether directly or indirectly through Borrower’s CPA, under this Agreement or any of the other Loan Documents.

ARTICLE VII
NEGATIVE COVENANTS

Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Credit Facility terminated, unless prior written consent has been obtained from Lender, Borrower will not:

SECTION 7.1   Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets or properties, tangible or intangible, except in the ordinary course of business without the prior written consent of Lender.

SECTION 7.2   Merger, Consolidation, Dissolution, etc. Consolidate with or merge into any other corporation, partnership or other entity, or permit another corporation, partnership or other entity to merge into it, or dissolve or take any action which would result in its dissolution, change in ownership of shareholders as existing as of the date of this Agreement, or acquire all or substantially all of the properties or assets of any other corporation, partnership or entity, or enter into any arrangement, directly or indirectly, with any entity whereby Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which Borrower intended to use for substantially the same purpose or purposes as the property being sold or transferred without the prior written consent of Lender.

SECTION 7.3   Loan, Advances, Investments, and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution, donation or transfer of monies to, or otherwise invest in, any entity other than accounts created in the normal course of business, without the prior written consent of Lender.

SECTION 7.4   Change in Business. Engage in any business other than the business presently conducted by Borrower as of the date of this Agreement and business of substantially the same type or directly related thereto without the prior written consent of Lender.

SECTION 7.5   Other Agreements. Enter into any arrangements, contractual or otherwise, which would materially and adversely affect their duties or the rights of Lender under the Loan Documents, or which is inconsistent with or limits or abrogates the Loan Documents.

SECTION 7.6   Discount or Sale of Receivables. Sell with or without recourse, or discount or otherwise sell for less than face value thereof, any of its Accounts.

SECTION 7.7   Capital Expenditure Limitation. Invest in, purchase, finance, or lease (i) new automated teller machines in excess of $2,000,000 in the aggregate during the course of any fiscal year, or (ii) additional fixed assets in excess of $200,000 in the aggregate during the course of any fiscal year period, in each case without the prior written consent of Lender.

SECTION 7.8   Limitations on Debt. Unless previously approved by Lender in writing, create, incur, assume, suffer to exist or guarantee any additional Debt in excess of $200,000, including lease obligations, whether or not classified as Capital Lease Obligations, other than (a) the Obligations, (b) existing Debt (including Capital Lease Obligations) described on the Financial Statements described in Section 4.2 (but not the increase thereof), and (c) operating leases required for the business of Borrower and entered into in the ordinary course of business.

SECTION 7.9   Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its owned property, real or personal (including without limitation capital stock or other ownership interests), whether now owned or hereafter acquired, except the following “Permitted Liens”:

(a)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are the subject of a Permitted Protest;

(b)           The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days or (ii) which are the subject of a Permitted Protest;

(c)           Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar claims or to secure the performance of tenders, bids, contracts, statutory obligations and other similar obligations;

(d)           Liens in favor of Lender arising under the Loan Documents.

SECTION 7.10   Limitations on Changes in Ownership Structure. Change the ownership structure of Borrower from its current status, whether through sale, merger or otherwise.

SECTION 7.11   No Distributions. Make any distributions whatsoever to its shareholders.

SECTION 7.12   Repurchase of Shares. Repurchase any of its shares or other securities in excess of $150,000.00 in the aggregate. Any such repurchase other than the approved aggregate repurchase of $150,000.000 shall require the express written consent of Lender in its sole discretion. However, no stock repurchases can be made while the Term Loan is outstanding without prior written consent from Lender.

ARTICLE VIII
DEFAULT AND REMEDIES

SECTION 8.1   Events of Default. Subject to subsection (c) below, each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Monetary Defaults. Borrower fails to make any payment of principal of, or interest on the Loan or the Note when and as due (whether at maturity, by reason of acceleration, at the discretion of Lender after an Event of Default, or otherwise).

(b)           Non-Monetary Defaults. The happening of one or more of the following events of default shall constitute a Non-Monetary Default:

(i)           If Borrower shall fail to make any payment of principal or interest on any other indebtedness with Lender, or if Borrower shall default in the performance of any other agreement, term or condition, contained in any agreement under which such obligation is created, if the effect of such default is to cause or permit the holder or holders of such obligations to cause such obligations to become due prior to stated maturity and which could have a Material Adverse Effect on the Business of Borrower.

(ii)          If Borrower defaults in the performance of any covenant contained in this Agreement, or violates any other term, condition or representation contained in this Agreement, the Note, or in any instrument, document or agreement related hereto or thereto, and such default shall continue past the grace period applicable thereto. If there are final judgments for the payment of money, which are outstanding against Borrower and any one of such judgments has been outstanding for more than ninety (90) days from the date of its entry and has not been discharged in full or stayed pending further proceedings.

(iii)         If a receiver, liquidator or trustee of Borrower or of any material portion of Borrower’s property, is appointed by court order and such order remains in effect for more than thirty (30) days; or Borrower is adjudicated bankrupt or insolvent; or any material portion of the properties of Borrower is attached or sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing.

(iv)        If Borrower files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law.

(v)         If Borrower makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Borrower.

(vi)        Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on Borrower, of if Borrower so states in writing, or any Security Document shall for any reason cease to create a valid and perfected first priority Lien on (which is prior to all other liens other than the liens existing pursuant to this Agreement or Permitted Liens), or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(vii)       The Collateral shall suffer any impairment or deterioration of its value.

(viii)      Borrower’s relationship with Food Lion or its Affiliates is materially altered or lost.

(ix)         If there shall be any other occurrence, act or circumstance which leads Lender to make a determination that there is a material adverse change in the financial condition of Borrower or its Subsidiaries or that otherwise makes Lender insecure.

(x)           An Event of Default has occurred under any other agreement between Borrower and Lender, including that certain Credit and Security Agreement by and among Borrower and Lender dated as of March 27, 2009.

(c)           Cure Periods.  Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, Borrower shall be entitled to a ten (10) day period from the date a payment is due to cure any Monetary Default, and Borrower shall be entitled to a thirty (30) day period from the date of written notice from Lender to Borrower to cure any Non-Monetary Default, provided that such Non-Monetary Default is not the result of the intentional action or inaction or gross negligence of Borrower in which event no notice is required from Lender and no cure period is applicable.

SECTION 8.2   Remedies. Upon the occurrence of an Event of Default, Lender may, at its sole option and with no duty or obligation to do so, by notice to Borrower:

(a)           Acceleration, Right of Setoff and Other Rights. Declare the principal of and interest on the Loan and the Note at the time outstanding, and all other indebtedness of Borrower to Lender, whether direct or indirect, whether under this Agreement, any of the other Loan Documents or under any other arrangement with Lender, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of Borrower to request borrowings thereunder without affecting Lender’s rights and security interests in the Collateral and without affecting the Obligations. Lender may then proceed to collect the same, to set off against all monies owed to Borrower (under this Credit Facility or in any other facility or arrangement) by Lender in any capacity, including without limitation monies held in bank depository accounts with Lender, or as otherwise provided in the Notes or any Loan Document and, upon such acceleration, the unpaid principal balance and all accrued yet unpaid interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate. Lender shall also have such other rights and remedies as provided herein or in any other instrument, document or agreement executed by Borrower at law or at equity, including but not limited to the right to sue for and recover damages as a result of any such default.

(b)           No Further Advances. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender.

(c)           Foreclosure on Collateral. Take such actions as may be necessary to foreclose on the Collateral, including without limitation settling or adjusting disputes and claims directly with Account Debtors, taking such steps as Lender considers necessary or reasonable to protect its security interest in the Collateral or any part thereof, setting off and applying to the Obligations any and all balances and deposits of Borrower held by Lender or indebtedness at any time owing to or for the credit or the account of Borrower held by Lender, instituting a foreclosure suit in any court having jurisdiction thereof, and selling the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any premises of Borrower) as Lender determines is commercially reasonable. Lender may credit bid and purchase at any public sale. Notwithstanding the foregoing, any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

(d)           Rights and Remedies Cumulative: Non-Waiver: etc. The enumeration of the rights and remedies of Lender set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower, Lender and their respective employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1   Remedies Cumulative. All of Lender’s rights and remedies hereunder shall be cumulative and not alternative and may be exercised consecutively or concurrently at Lender’s option.

SECTION 9.2   No Waiver. No waiver by Lender of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion. No delay or omission on the part of Lender in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other rights or remedy.

SECTION 9.3   Notices. The service upon Borrower of any notice provided for in this Agreement shall be deemed to have been given by mailing a copy of such notice to Borrower’s last known address of record as reflected on Lender’s records and shall be deemed to have been received within five (5) days from the day on which the correspondence is deposited in a United States post office, certified mail, return receipt requested, or if delivered by a recognized overnight courier service, on the next Business Day. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

To Lender:	SunTrust Bank
76 South Laura Street, 20th Floor
Jacksonville, FL 32202
Attn: Mr. Drew Wiseman

With a copy to:	James B. Porter
Fowler White Boggs P.A.
50 North Laura Street, Suite 2200
Jacksonville, FL 32202

To Borrower:	Global Axcess Corp.
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256
Attn: Mr. Michael Loiacono, Chief Financial Officer

With a copy to:	Steven E. Brust, Esq.
Smith, Gambrell & Russell, LLP
50 N. Laura Street, Suite 2600
Jacksonville, FL 32202

Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower and Lender, as Lender’s Office referred to herein, to which payments due are to be made and at which Loan will be disbursed.

SECTION 9.4   Expenses: Indemnity. Borrower will pay all reasonable out-of-pocket expenses of Lender in connection with: (a) the preparation, execution, delivery, and administration of this Agreement, including any waiver, amendment or consent by Lender or Lender relating to this Agreement or any of the other Loan Documents, including reasonable charges, fees and disbursements of counsel for Lender actually incurred, search fees, recording fees, taxes imposed in connection therewith and title insurance premiums and (b) upon the occurrence and continuance of an Event of Default, all costs and expenses of enforcing any provision of this Agreement or other Loan Documents, of collection and reasonable attorneys' fees, including costs, expenses and reasonable attorneys' fees on appeal and fees charged by an experts and consultants retained by Lender.

SECTION 9.5   Governing Law/Jurisdiction. This Agreement, the Notes and the other Loan Documents shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without reference to the conflicts or choice of law principles thereof. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Agreement or other Loan Documents shall be ineffective, the invalidity of such provision (or portion thereof) will not affect the enforceability of the remainder of such provision in the case of a portion being invalid, or of this Agreement or other Loan Documents. Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Duval County, Florida, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.

SECTION 9.6   Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, any of the Notes, or other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in specific instances and for the specific purpose for which given.

SECTION 9.7   Binding Arbitration; Waiver of Jury Trial.

(a)           WAIVER OF TRIAL BY JURY. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF, OR BASED UPON, THIS LOAN AGREEMENT, THE PROMISSORY NOTES REPRESENTING THE LOANS, THE COLLATERAL FOR THE LOANS, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR VERBAL) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER EXTENDING CREDIT TO BORROWER.

(b)           Binding Arbitration. If the provisions of Section 9.7(a) are held to be unenforceable by a final non-appealable judgment of a court of competent jurisdiction, then upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Documents (“Disputes”), between or among parties to this Agreement or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Jacksonville, Florida. The expedited procedures set forth in Rule 51, et seq., of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted

(c)           Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 9.8   Injunctive Relief: Consequential Damages.

(a)           Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender. Therefore, Borrower agrees that Lender, at Lender’s option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           Lender and Borrower (including any Subsidiaries of Borrower) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 9.9   Successors and Assigns. All covenants and agreements contained in this Agreement or in any of the other Loan Documents by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any delegation of duties by Borrower or any other assignment which may be prohibited by the terms and conditions of this Agreement.

SECTION 9.10   Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which Lender is entitled under any provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect Lender against events arising after such termination as well as before.

SECTION 9.11   Headings, Titles and Captions. The headings, titles and captions in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

SECTION 9.12   Counterparts. This Agreement may be executed in any number of Counterparts, all of which when taken together shall constitute one and the same instrument and be deemed to be an original, binding upon all parties and their successors and assigns. Any of the parties hereto may execute this Agreement by signing such counterpart.

SECTION 9.13   Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

SECTION 9.14   Time is of the Essence. Time is of the essence to this Agreement, the Note and the other Loan Documents.

SECTION 9.15   Conflict. In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Documents, Lender shall have the option of selecting which conditions shall govern the loan relationship evidenced by this Agreement and, if Lender does not so indicate, the terms of this Agreement shall govern in all such instances of conflict.

SECTION 9.16   Cross Default/Cross Collateralization. A default under any Loan Document or Financial Contract, including a default under this Agreement, shall be and constitute a default under each and every Loan Document, including this Agreement. The Collateral for the Loan outlined herein shall also serve as security for Borrower’s indebtedness under this Agreement and every other Loan Document and for all other indebtedness of Borrower to Lender, whether now or hereafter existing, whether by way of renewal or modification, or whether primary, secondary, direct or indirect, by endorsement, guarantee, or otherwise.

SECTION 9.17   Further Assurances. Borrower shall, from time to time, execute such additional documents as may be requested by Lender or Lender’s counsel, to carry out the terms and fulfill the intent and purpose of this Agreement and the Loan Documents.

SECTION 9.18   No Third Party Beneficiaries. The parties intend that this Agreement is solely for their benefit and no person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

GLOBAL AXCESS CORP.,
a Nevada corporation

By:	/s/ George McQuain
Name:	George McQuain
Title:	President & CEO

SUNTRUST BANK,
a Georgia banking corporation

By:	/s/ Andrew W. Wiseman, Jr.
Name:	Andrew W. Wiseman, Jr.
Title:	Senior Vice President

Exhibit A

Term Note

Exhibit B

Officer’s Compliance Certificate

Schedule 5.16(b)

Contracts

Schedule 5.16(e)

Borrower’s FEIN

Schedule 5.16(f)

Investment Property

Schedule 6.3

Certificates of Insurance